Exhibit 99.2

I got an email saying I need to consent to the assignment of my advisory agreement - what does that mean?

We recently announced that we intend to become a public company later this year through a business combination with Pioneer Merger Corp., a publicly traded special purpose acquisition company. When it is complete, this transaction will be an indirect “change of control” of Acorns Advisers, LLC, our subsidiary that provides you with financial advisory services under an Advisory Agreement that is included in the Program Agreement to which you agreed when you signed up to use our app and services. It will also be a deemed "assignment" of your Advisory Agreement under applicable laws. The email is a legally required notice of your right to consent to the assignment.  Please carefully read the email sent to you for full details and information.

What do I need to do?

You do not have to do anything if you consent to the assignment. There are no changes to our app or services as a result of this assignment. If you do not consent to the assignment of your Advisory Agreement, you will need to cancel your Acorns subscriptions and close your accounts before the date that is 60 days from the date of the email you received.

I don't have an Acorns account, so why did I receive this email?

If you don't have an Acorns investment or checking account with us and you received this email, that means you started a registration to create an Acorns subscriber account, which included agreeing to our Program Agreement during the sign up process. If you do not intend to complete your account setup or open any investment or checking accounts with us, then you can do nothing and this notice will not apply to you. If you do complete your account set up and begin using our services, then the notice will apply to you. Again, you don’t need to do anything to provide your consent to the assignment of your Advisory Agreement, which is included in the Program Agreement, if you wish to use your account and our services in the future. We were legally required to inform all our customers who signed the Program Agreement of the information in the notice.

Where can I find the Program Agreement?

You can see the Program Agreement online or in the App by clicking on your account icon in the top left of the home screen, then click Settings --> Legal --> Program Agreement.

To learn more about the transaction, you can visit our Investor Relations page on our website.